Exhibit 99.1

HULETT HARPER STEWART LLP

KIRK B. HULETT, SBN: 110726

SARAH P. WEBER; SBN: 239979

550 West C Street, Suite 1600

San Diego, CA 92101

Telephone: (619) 338-1133

Facsimile: (619) 338-1139

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

IN THE SUPERIOR COURT OF THE STATE OF CALIFORNIA

IN AND FOR THE COUNTY OF SAN DIEGO

ADVANTAGE INVESTORS, on Behalf of
Itself and All Others Similarly Situated,

Plaintiff,

v.

JACK R. BLAIR, MITCHELL J. BLUTT,
KIRBY L. CRAMER, LESLEY H. HOWE, W.
THOMAS MITCHELL, CHARLES T.
ORSATTI, LEWIS PARKER, LESLIE H.
CROSS, DJO INCORPORATED, REABLE
THERAPEUTICS, INC.,

Defendants.

CASE NO. 37-2007-00074195-CU-BT-CTL CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY AND FAILURE TO DISCLOSE JURY TRIAL DEMANDED

COMPLAINT FOR BREACH OF FIDUCIARY DUTY AND FAILURE TO DISCLOSE

Plaintiff, as and for its Class Action Complaint, alleges upon personal knowledge as to itself and its own acts, and upon information and belief derived from, inter alia, a review of documents filed with the Securities and Exchange Commission (“SEC”) and publicly available news sources, such as newspaper articles, as to all other matters, as follows:

NATURE OF THE ACTION

1.             This is a shareholder class action on behalf of the public stockholders of DJO Incorporated (‘DJO” or the “Company”) challenging the sale of DJO to ReAble Therapeutics, Inc. (“ReAble”) and its subsidiary, Reaction Acquisition Merger Sub, Inc. (“Reaction”) (collectively “ReAble”) in a transaction which protects and advances the interests of DJO’s directors at the expense of DJO’s public shareholders without making full and adequate disclosures, and at an inadequate consideration (the “Sale”). Pursuant to an Agreement and Plan of Merger between DJO and ReAble dated July 15, 2007 (the “Merger Agreement”), DJO shareholders will receive an inadequate price of $50.25 in cash for each share of DJO common stock they own, which price is significantly below the 52 week high price of $53.55 of the Company’s stock. As further detailed below, all of DJO’s directors will receive extensive personal compensation as a result of the Sale --- compensation that they would not otherwise receive at this time absent the Sale. This conflict of interest caused these directors to be unable to fairly and thoroughly evaluate the Sale to ensure that it is in the best interest of DJO and its public shareholders. Further, in effecting their plan to undervalue the interests of DJO’s public shareholders, each of the Defendants is violating the common law by directly breaching and/or aiding other Defendants’ breaches of their fiduciary duties of care, good faith, loyalty, and disclosure.

JURISDICTION

2.             This Court has jurisdiction over the subject matter of this action pursuant to the California Constitution, Article VI, Section 10, because this case is an action not given by statute to other trial courts.

3.             This Court has jurisdiction over each of the Defendants in this action because they conduct business in, reside in, or are citizens of, California, or because they engaged in specific conduct challenged in this lawsuit that occurred in or was designed to have its primary effect in

California.

4.             Venue lies in this Court because DJO’s principal place of business is located in Vista within San Diego County, and Defendants’ wrongful acts occurred in substantial part in or were directed toward San Diego County.

5.             This action challenges the internal affairs or governance of DJO and hence is not removable to Federal Court under the Class Action Fairness Act of 2005 or the Securities Litigation Uniform Standards Act (“SLUSA”), 15 U.S.C. § 78bb(f).

THE PARTIES

6.             Plaintiff Advantage Investors is the owner of shares of DJO common stock and has been the owner of such shares at all relevant times.

7.             Defendant DJO is a publicly traded corporation headquartered at 1430 Decision Street, Vista, California 92081-8553. DJO is a global provider of solutions for musculoskeletal and vascular health, specializing in rehabilitation and regeneration products for the non-operative orthopedic, spine and vascular markets.

8.             Defendant Leslie H. Cross (“Cross”) has served as a director of the Company since its incorporation in August 2001. Cross has also served as Chief Executive Officer and President of the Company since August 2001. He served as the Chief Executive Officer and a Manager of DonJoy, L.L.C., the Company’s predecessor, from June 1999 until November 2001, and has served as President of DJO Incorporated, the Company’s wholly owned operating subsidiary, or its predecessor, the Bracing & Support Systems division of Smith & Nephew, Inc. since June 1995. From 1990 to 1994, Cross held the position of Senior Vice President of Marketing and Business Development of the Bracing & Support Systems division of Smith & Nephew. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990. In connection with the Sale, Cross (i) is expected to enter into a change in control severance agreement which will provide for him to receive an aggregate of $1,689,775 following a change of control of the Company, (ii) will receive a cash payment as a result of the accelerated vesting of 138,750 shares of unvested options to purchase DJO stock that he holds, and (iii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. In addition, the Merger Agreement provides that the Company’s current officers will continue as officers of the surviving Company. Thus, upon information and belief, Cross will also continue to be employed by the surviving company. This Court has jurisdiction over Cross because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

9.             Defendant Jack R. Blair (“Blair”) has served as a director of the Company since January 2002. Blair has also served as Chairman of the Company since July 2002. In connection with the Sale, Blair (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Blair because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

10.           Defendant Mitchell J. Blutt (“Blutt”) has served as a director of the Company since August 2001. Blutt also served as a director of the Company’s predecessor DonJoy, L.L.C. In connection with the Sale, Blutt (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Blutt because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

11.           Defendant Kirby L. Cramer (“Cramer”) has served as a director of the Company since November 2001. Cramer was also a manager of DonJoy, L.L.C. In connection with the Sale, Cramer (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Cramer because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

12.           Defendant Lesley H. Howe (“Howe”) has served as a director of the Company since October 2002. In connection with the Sale, Howe (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Howe because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

13.           Defendant W. Thomas Mitchell (“Mitchell”) has served as a director of the Company since September 2004. In connection with the Sale, Mitchell (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Mitchell because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

14.           Defendant Charles T. Orsatti (“Orsatti”) has served as a director of the Company since August 2001. Orsatti served as Chairman of the Board of DJO Incorporated or its predecessor, DonJoy LLC from 1999 until 2002. In connection with the Sale, Orsatti (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Orsatti because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

15.           Defendant Lewis Parker (“Parker”) has served as a director of the Company since May 2003. In connection with the Sale, Parker (i) will receive a cash payment as a result of the accelerated vesting of 20,000 unvested options to purchase DJO stock that he holds, and (ii) will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Sale. This Court has jurisdiction over Parker because DJO is headquartered in California and many of the actions challenged in this Complaint occurred in this State.

16.           Defendant ReAble is a limited liability company, headquartered at 9800 Metric Blvd., Austin, Texas 78758, which is controlled by affiliates of The Blackstone Group (“Blackstone”), a private equity fund. ReAble develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including products for orthopedic rehabilitation, pain management and physical therapy, surgical implants and sports medicine equipment. This Court has jurisdiction over ReAble because many of the actions challenged in this Complaint occurred in this State. Throughout this Complaint, “Blackstone” will be used interchangeably to refer to ReAble and its affiliates.

17.           The Defendants identified in paragraphs 8 through 15 collectively constitute the entirety of the Company’s board of directors. These eight individuals are hereinafter referred to collectively as the “Individual Defendants.”

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

18.           Under applicable common law, the directors of a publicly held company such as DJO have fiduciary duties of care, good faith, loyalty and disclosure, and are liable to shareholders for breaches thereof. They are required to exercise good faith and subordinate their own selfish interests to those of the corporation where their interests conflict. Where it appears that a director has obtained any personal profit from dealing with the corporation, and the transaction is drawn into question as between him and the stockholders of the corporation, the burden is upon the director or officer to show that the transaction has been fair, open and in the utmost good faith.

19.           As discussed in detail below, Defendants have breached, and/or aided other Defendants’ breaches of, their fiduciary duties to DJO’s public shareholders by acting to cause or facilitate the acquisition of the Company by ReAble because it is not in the best interests of those shareholders, but is in the best interests of the Individual Defendants who will collectively receive significant personal profits as a result of the Sale.

20.           Because Defendants have knowingly or recklessly breached their fiduciary duties in connection with the Sale, and/or are personally profiting from the same, the burden of proving the inherent or entire fairness of the Sale, including all aspects of its negotiation, structure, and terms, is borne by Defendants as a matter of law.

21.           Further, as alleged in detail infra, the Individual Defendants have also breached their fiduciary duty of disclosure in that on August 28, 2007, they filed with the SEC, and caused the SEC to publicize over its web site, a proxy statement in connection with the Sale but failed to disclose certain material information which a reasonable shareholder would find material in determining whether to vote for the Sale, including information regarding the self interests of DJO’s directors and their financial advisor in connection with the Sale.

CLASS ACTION ALLEGATIONS

22.           Plaintiff brings this action as a class action pursuant to California Code of Civil Procedure § 382 on behalf of all of DJO’ s common stock holders who are entitled to vote on the sale of DJO to ReAble. Excluded from the Class are Defendants, and DJO’s current and former directors and executive officers, and members of the immediate families of the above Defendants.

23.           The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to Plaintiff, and can be ascertained only through appropriate discovery, Plaintiff believes there are many hundreds, if not thousands, of Class members. DJO had over 23 million shares of common stock outstanding as of August 3, 2007.

24.           Plaintiffs claims are typical of the claims of the Class, since Plaintiff and the other members of the Class have and will sustain harm arising out of Defendants’ breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.

25.           There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual Class members. The predominant questions of law and fact include, among others, whether:

a.             the Defendants have and are breaching their fiduciary duties to the detriment of DJO shareholders;

b.             Plaintiff and the Class are entitled to an injunction and other equitable relief; and

c.             Plaintiff and the Class have been damaged and the extent to which they have sustained damages, and what is the proper measure of those damages.

26.           A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiff anticipates no difficulty in the management of this action as a class action. Further, the prosecution of separate actions by individual members of the

Class would create a risk of inconsistent or varying results, which may establish incompatible standards of conduct for Defendants.

SUBSTANTIVE ALLEGATIONS

DJO is a Strong Company with the Potential for Significant Long Term Growth

27.           DJO is a strong company with the potential for even greater growth. For example, on February 12, 2007, the Company announced its financial results for the fourth quarter and full year of 2006 which indicated as follows:

•                  For the fourth quarter of 2006, net revenues increased 47.8% from $75.0 million for the fourth quarter of 2005 to $110.8 million.

•                  For the full year 2006, net revenues increased 44.3% from $286.2 million for 2005 to $413.1 million.

28.           On February 12, 2007, Defendant Cross commented as follows with regard to the Company’s fourth quarter and full year of 2006 results:

We are pleased to report very strong revenue for the fourth quarter, which at $110.8 million, exceeded the high end of our original range of expectation. The fourth quarter finished an outstanding record year of revenue growth for DJO .... Our 2006 results reflect the continuing success of our internal growth initiatives, with added acceleration from our acquisition strategy. For the five year period ending December 31, 2006, these successful strategies have yielded a compound annual revenue growth rate of 22.6%.

For 2007, our top-line will be driven by a set of growth strategies very similar to 2006. With this in mind, we expect to achieve total Company revenues in 2007, before the benefit of any new potential acquisitions, of between $465 million and $480 million, representing year-over-year growth of approximately 13% to 16% ....

29.           Further, the projections below, which the Company’s senior management provided to Blackstone and other interested parties for their consideration in connection with a potential transaction with the Company, reflect that the Company’s senior management is also optimistic about the Company’s future growth prospects as a standalone company.

	Base Case (Conservative)	Growth Case (Aggressive)
Compounded Annual Growth Rate in Consolidated Net Revenue from 2007 to 2012	8.6%	9.9%
Gross Profit Margin (from 62.7% in 2007)	68.1% in 2012	69.3% in 2012
Decrease in Operating Expenses (from 43.9% of consolidated net revenue in 2007)	41.6% in 2012	36.4% in 2012
EBITDA Growth (from 26.1 % of consolidated net revenue in 2007)	30.8% in 2012	37.0% in 2012
Net Income (from $44.1 million or $1.81 per share in 2007)	$114.0 million or $4.68 per share in 2012	$151.2 million or $6.21 per share in 2012

Despite DJO’s Potential for Long Term Growth, the Individual Defendants Caused the Company to Enter into an Agreement to be Acquired by ReAble at an Inadequate Consideration

30.           According to the proxy statement on Form PREM14A that DJO filed with the SEC on August 28, 2007 and made available to DJO’s shareholders via the SEC web site (the “Proxy”), on April 18 and 19, 2007, the Company’s board of directors held a meeting where it received a presentation on the company’s projected financial performance and discussed among other things, the potential sale of the Company.

31.           On May 17, 2007, representatives of Credit Suisse met with the Company’s CEO and President, Defendant Cross, and the Company’s Executive Vice President, CFO and Treasurer, Vickie L. Capps, to present ideas on strategic alternatives for the Company. At this meeting, Credit Suisse also discussed a possible combination of the Company with Blackstone and ReAble. During that same week, a representative of a financial investment firm referred to in the Proxy as Financial Bidder A, also contacted Mr. Cross to express interest in a potential transaction with the Company.

32.           Thereafter, on May 29, 2007, at an industry health care conference, Mr. Cross and Ms. Capps met with representatives of both Blackstone and Financial Bidder A, who both expressed interest in a transaction with the Company.

33.           The Company initially engaged in discussions with both Blackstone and Financial Bidder A. However, following a meeting on June 5, 2007, where Mr. Cross reported that he had engaged in preliminary discussions with Blackstone regarding the retention of the Company’s senior management in the surviving corporation, the board determined not to take any further action with respect to the oral indications of interest from Financial Bidder A.

34.           The discussions with Blackstone culminated in the execution of the Merger Agreement on July 15, 2007. Pursuant to the Merger Agreement, DJO stockholders will receive an inadequate $50.25 per share in cash for each share of DJO common stock they hold, which is below the 52-week high price of $53.55 of the Company’s stock, in a transaction valued at approximately $1.6 billion, including the assumption of debt.

35.           Notably, the board did not seek to market the Company and/or ascertain whether any strategic buyers would be interested in purchasing DJO prior to entering into the Merger Agreement to sell the Company to ReAble.

CONFLICTS OF INTERESTS

All of DJO’s Directors Will Receive Significant Benefits In Connection with the Sale

36.           In connection with the Sale, all of DJO’s directors will receive cash payments as a result of the accelerated vesting of their unvested shares of the Company’s stock options as follows:

Directors	Unvested Stock	Weighted Average Exercise Price
Leslie H. Cross	138,750	$33.96
Jack R. Blair	20,000	$38.34
Mitchell J. BIutt	20,000	$38.34
Kirby L. Cramer	20,000	$38.34
Lesley H. Howe	20,000	$38.34
W. Thomas Mitchell	20,000	$38.34
Charles T. Orsatti	20,000	$38.34
Lewis Parker	20,000	$38.34

37.           In connection with the Sale, the Company expects to enter into change in control severance agreements with its executive officers. Defendant Cross will be entitled to an aggregate sum of $1,689,775 in change in control severance payment pursuant to his agreement.

38.           The Merger Agreement provides that the Company’s current officers will continue as officers of the surviving corporation following the consummation of the Merger Agreement.

Upon information and belief, Defendant Cross is expected to continue his employment with the surviving corporation.

39.           Finally, each of the Individual Defendants will be granted rights to indemnification for acts or omissions occurring prior to the consummation of the Sale (the “Effective Time”) for six years after the Effective Time --- thereby insulating them from all liability arising from this transaction.

40.           Because of these financial incentives, a majority of the Individual Defendants had a conflict of interest in deciding whether DJO should be sold at all, and if sold, to whom.

THEMATERIALLY MISLEADING AND/OR INCOMPLETE PROXY

41.           In addition, Defendants are breaching their fiduciary duties of full disclosure to DJO public shareholders in connection with the Sale. In this regard, on August 28, 2007, the Individuals filed the Proxy with the SEC in connection with the Sale. However, the Proxy is deficient in that it misrepresents and/or omits the following material information:

(i)                                           The Proxy provides that all of DJO’s directors will receive cash payments for their unvested stock options but does not disclose the precise payment that each will receive for such unvested stock options.

Information with regard to any conflict of interests that the Company’s directors may have is material to the Company’s public shareholders in determining how much weight to place on their opinion and must therefore be disclosed.

(ii)                                      According to the Proxy, the Merger Agreement provides that the Company’s current officers will continue as officers of the surviving corporation. Although the Proxy discloses that no executive officers have entered into any such agreements or understanding, it fails to disclose the discussions, if any, that any member of management, in particular Defendant Cross, has had with Blackstone or its representatives concerning potential employment and/or equity participation in the surviving company.

Information with regard to any conflict of interests that the Company’s directors may have is material to the Company’s public shareholders in determining how much weight to place on their opinion and must therefore be disclosed.

(iii)                                   According to the Proxy, Wachovia Capital Markets, LLC

(“Wachovia”) and certain affiliates and employees of Wachovia and its affiliates have investments in Blackstone and certain of its affiliates. The Proxy fails to disclose the extent of these investments.

Information with regard to any conflict of interest that the Company’s financial advisor may have is material to the Company’s public shareholders in determining how much weight to place on its opinion and must therefore be disclosed.

(iv)                                  According to the Proxy, Wachovia or its affiliates in the past have provided and are currently providing investment banking and other financial services to Blackstone and certain of its affiliates for which Wachovia and its affiliates have received and expect to receive fees. The Proxy also discloses that Wachovia may maintain such relationships with Blackstone and its affiliates in the future. The Proxy fails to disclose (a) the amount of fees that Wachovia has received for services it provided to Blackstone and its affiliates in the past, (b) the amount of fees that Wachovia anticipates receiving for the services it is currently providing to Blackstone and its affiliates, and (c) the amount of fees that Wachovia anticipates receiving for services it expects to provide to Wachovia in the future.

Information with regard to any conflict of interest that the Company’s financial advisor may have is material to the Company’s public shareholders in determining how much weight to place on its opinion and must therefore be disclosed.

(v)                                     The Proxy fails to disclose whether the board considered other financial advisors given that Wachovia has investments in Blackstone and is currently performing work for Blackstone.

Information with regard to any conflict of interest that the Company’s financial advisor may have is material to the Company’s public shareholders in determining how much weight to place on its opinion and must therefore be disclosed.

(vi)                                  According to the Proxy, on April 18 and 19, 2007, the Company’s board of directors received a presentation by the Company’s management regarding the Company projected financial information. At this meeting, one of the Company’s principal financial advisors, Wachovia, was also invited to discuss the “current mergers and acquisitions market, including private equity transactions, and a potential sale of the Company.” The Proxy is deficient because it fails to disclose (a) the board’s rationale for discussing a potential sale of the Company at that particular time, and (b) what action, if any, the board took as a result of the discussions on April 18 and 19, 2007.

Information regarding what the board did to comply with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Merger Agreement.

(vii)                               According to the Proxy, representatives of Credit Suisse met with Defendant Cross on May 17, 2007. Also according to the Proxy, at this meeting, a representative of Credit Suisse commented that a combination of DJO with Blackstone and ReAble “might present an interesting strategic option.” The Proxy fails to disclose (a) at whose request was this meeting held, and (b) the basis for Credit Suisse’s comment.

Information regarding what the board did to comply with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Merger Agreement.

(viii)                            According to the Proxy, on June 5, 2007, the Company’s board of directors authorized the formation of a “transaction committee, comprised of independent directors . . . to evaluate the various strategic alternatives for [the] Company.” The Proxy fails to disclose (a) the criteria used to select the members for this committee, and (b) why the board felt it necessary to form the “transaction committee.”

Information regarding what the board did to comply with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Merger Agreement.

(ix)                                    According to the Proxy, on July 9 and 10, 2007, Defendant Cross requested that the Company’s board consider a revision to Wachovia’s engagement letter to provide “further incentive for Wachovia to seek out other potential bidders ....” The Proxy fails to disclose why Cross felt it was necessary to further “incentivize” Wachovia.

Information with regard to any conflict of interest that the Company’s financial advisor may have is material to the Company’s public shareholders in determining how much weight to place on their opinion and must therefore be disclosed.

(x)                                       The Proxy fails to disclose information with regard to any indications of interest and/or offers that DJO has received in the past two years, other than from Blackstone/ReAble, Financial Bidder A and during the go-shop period.

Information regarding what the board did to comply with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Merger Agreement.

(xi)                                    The Proxy indicates that the board decided not to pursue the Financial Bidder A transaction, in light of the consideration it has offered thus far, however the Proxy fails to disclose if Financial Bidder A was asked to make an offer for a higher price.

Information regarding what the board did to comply with its fiduciary duties is relevant to shareholders in determining whether to vote to accept the Merger Agreement.

(xii)                                 For Wachovia’s Selected Public Company Analysis, the Proxy fails to disclose relevant information including (a) the criteria Wachovia used to select the companies it reviewed for this analysis, and (b) the select multiples that Wachovia applied to determine the implied per share equity reference range for the Company.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of DJO in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(xiii)                              For Wachovia’s Precedent Transactions Analysis, the Proxy fails to disclose relevant information regarding the companies Wachovia reviewed for this analysis including (a) the transaction values for each of the transaction it reviewed for this analysis, and (b) the multiples that Wachovia applied to determined the implied per share equity reference range for the Company.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of DJO in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(xiv)                             For Wachovia’s Discounted Cash Flow Analysis, the Proxy fails to disclose the methodology Wachovia used to arrive at the perpetuity growth rates and discount rates that it used for this analysis.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of DJO in determining how much weight to place on the fairness opinion and must therefore be disclosed.

(xv)                                For the Wachovia’s Premiums Paid Analysis, the Proxy fails to disclose (a) the criteria used to select the transactions reviewed for this analysis, (b) the overlap, if any, between the transactions reviewed for this analysis and the transactions reviewed for the Precedent Transaction Analysis, (c) the premiums paid in the transactions reviewed, and (d) the rationale for reviewing premiums paid relative to the Company’s closing price on June 21, 2007.

The criteria used by a financial advisor to render its fairness opinion is material to the public shareholders of DJO in determining how much weight to place on the fairness opinion and must therefore be disclosed.

COUNT I

Breach of Fiduciary Duties of Care, Good Faith and Loyalty
(Against the Individual Defendants)

42.           Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

43.           The Individual Defendants have violated the fiduciary duties of care, good faith, and loyalty they owe to the shareholders of DJO. The Individual Defendants’ negotiation of and agreement to the terms of the Sale demonstrate a clear absence of the exercise of due care, good faith, and of loyalty to DJO’s public shareholders.

44.           In agreeing to the Sale, the Individual Defendants failed to adequately inform themselves of DJO’s highest transactional value and failed to do so because of their interest in quickly signing the Sale and thereby obtaining the improper personal benefits they will receive thereunder.

45.           In addition, the $50.25 per share price to be paid to DJO’s public shareholders is inadequately low given that (a) the intrinsic value of DJO’s common stock is in excess of the $50.25 per share offered by ReAble, giving due consideration to the Company’s prospects for growth and profitability in light of its business, earnings power, present and future; and (b) it is not the result of an appropriate consideration of the value of DJO because the DJO board approved the Sale without undertaking adequate steps to fairly and accurately ascertain DJO’s value. Further, the $50.25 per share price is below the 52-week high price of $53.55 of the

Company’s stock.

46.           Additionally, the Individual Defendants did not adequately market the Company to other potential buyers, including strategic buyers, before entering into the Merger Agreement with ReAble. Although the Company engaged in a “go-shop” period following the execution of the Merger Agreement, other potential buyers were deterred by, among other things, the fact that management and the board had exhibited a preference for ReAble and the fact that they would have to pay a termination fee if they enter into an agreement to buy the Company.

47.           By reason of the foregoing, Plaintiff and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.

COUNT II

Breach of Fiduciary Duty of Disclosure
(Against All Defendants Except ReAble)

48.           Plaintiff repeats all previous allegations as if set forth in full herein.

49.           The fiduciary duties of Defendants other than ReAble require them to disclose to Plaintiffs and the Class all information material to the decisions confronting DJO’s public shareholders with regard to their vote on the Sale.

50.           As set forth above, Defendants have breached their fiduciary duty through materially inadequate disclosures and material omissions.

51.           By reason of the foregoing, Plaintiff and each member of the Class are suffering irreparable injury, including injury for which there is no adequate remedy at law.

COUNT III

Aiding and Abetting
(Against ReAble)

52.           Plaintiff repeats all previous allegations as if set forth in full herein.

53.           The Individual Defendants owed Plaintiff and DJO’s other shareholders duties of care, good faith and loyalty. As earlier alleged, the Individual Defendants breached these fiduciary duties. ReAble has aided and abetted the Individual Defendants in the breaches of their fiduciary duties to DJO’s shareholders by, among other things, (a) negotiating a sale of the Company to ReAble with knowledge of the conflicts of interest and the inadequate price the

Individual Defendants have agreed to as a result of the same, and (b) insisting that the Company enter into an exclusivity agreement with Blackstone and ReAble which effectively prohibited the Company from negotiating with other potential buyers. Further, the proposed sale of DJO to ReAble could not take place without the knowing participation of ReAble.

54.           By reason of the foregoing, Plaintiff and each member of the Class are suffering irreparable injury.

PRAYER

WHEREFORE, Plaintiff demands judgment as follows:

A.            determining that this action is a proper class action, and that Plaintiff is a proper class representative;

B.             declaring that Defendants have breached their fiduciary duties to Plaintiff and the Class and/or aided and abetted such breaches;

C.             enjoining the Sale and, if the Sale is consummated, rescinding it;

D.            requiring Defendants to make corrective and complete disclosures to Plaintiff and the Class;

E.             awarding Plaintiff and the Class compensatory and/or rescissory damages as allowed by law;

F.             awarding interest, attorneys’ fees, expert fees and other costs, in an amount to be determined; and

G.             granting such other relief as the Court may find just and proper.

DEMAND FOR JURY TRIAL

Plaintiff hereby demands a trial by jury.

DATED: August 31, 2007	HULETT HARPER STEWART LLP
KIRK B. HULETT
SARAH P. WEBER

/s/ KIRK B. HULETT
KIRK B. HULETT

550 West C Street, Suite 1600
San Diego, CA 92101
Telephone: (619) 338-1133
Facsimile: (619) 338-1139

Attorneys for Plaintiff
Of Counsel:

THE BRUALDI LAW FIRM
RICHARD BRUALDI
29 Broadway
New York, NY 10006
Telephone: (212) 952-0602
Facsimile: (212) 952-0608